                                                                    EXHIBIT 23.3

                      CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in the Pre-Effective Amendment No. 1 to the Registration Statement of Burlington Northern Santa Fe Corporation on Form S-3 (File No. 333-48227) of our report dated February 15, 1996, except as to the information presented in Note 8 for which the date is February 6, 1998, on our audit of the consolidated financial statements and the financial statement schedule of Burlington Northern Santa Fe Corporation and Subsidiaries for the year ended December 31, 1995, which report is included in the Burlington Northern Santa Fe Corporation Annual Report on Form 10-K for the year ended December 31, 1997. We also consent to the reference to our firm under the caption "Experts" in the aforementioned Pre-Effective Amendment No.1 to the Registration Statement.




COOPERS & LYBRAND L.L.P.


Fort Worth, Texas
April 3, 1998